EXHIBIT 99.1

InSite Vision Receives Notification Letter from NYSE Alternext US

ALAMEDA, Calif. – (BUSINESS WIRE) – Dec. 19, 2008 – InSite Vision Incorporated (NYSE Alternext US: ISV) today reported it had received notice from NYSE Alternext US LLC (formerly known as the American Stock Exchange), or the Exchange, advising the company that it is not in compliance with certain of the Exchange’s continued listing standards as set forth in part 10 of the Exchange’s Company Guide.

In a letter to InSite, the Exchange stated that the company was not in compliance with Section 1003(a)(i) of the Company Guide because InSite’s stockholders’ equity is less than the required $2,000,000 and it has losses from continuing operations and net losses in two of its three most recent fiscal years and not in compliance with Section 1003(a)(ii) of the Company Guide because InSite’s stockholders’ equity is less than the required $4,000,000 and it has losses from continuing operations and net losses in three of its four most recent fiscal years.

InSite intends to submit a plan to the Exchange by January 14, 2009 advising the Exchange of how it intends to regain compliance with Sections 1003(a)(i) and (ii) by June 15, 2010. If InSite fails to submit such a plan or if the plan is not accepted, the Exchange may initiate delisting proceedings. If the Exchange accepts InSite’s plan, InSite may be able to continue its listing through June 15, 2010, during which time it will be subject to periodic review to determine if it is making progress consistent with the plan. If the Company does not regain compliance with Sections 1003(a)(i) and (ii) by June 15, 2010, or if the Company does not make progress consistent with the plan during the plan period, the Exchange may initiate delisting procedures. There can be no assurance that the Company’s plan will be acceptable to the Exchange or that if such plan is acceptable to the Exchange, that the Company will be able to make progress consistent with such plan.

About InSite Vision

InSite Vision develops novel ocular pharmaceutical products using its DuraSite bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements in South Korea, four countries in South America, Turkey and China. The company is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502, which is currently in Phase 3 pivotal trials for the treatment of eye and eyelid infection and inflammation, currently an unmet need. In addition, the company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite Vision's exchange listing and its intention to submit a plan to the Exchange, InSite’s plan to expand its portfolio of products and InSite's plans regarding further marketing and distribution of AzaSite outside its currently licensed territories. Such statements entail a number of risks and uncertainties, including but not limited to: the clinical results of InSite’s product candidates; InSite’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; InSite's ability to identify and hire a permanent CEO and ability to retain Mr. Drapeau and other key management now and in the future; InSite's ability to reap the benefits of its restructuring and not damage its ability to effectively pursue its business plan with a reduced workforce; the ability of InSite to enter into corporate collaborations for AzaSite outside its currently licensed territories, and with respect to its other product candidates, including ISV-502; Inspire's ability to successfully market AzaSite in the United States and Canada; the ability of InSite's international partners to obtain approval to market AzaSite outside the U.S. and Canada; InSite's ability to commence clinical trials with respect to its various product candidates and the results of such trials; InSite's ability to expand its technology platform to include additional indications; InSite's ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502, and AzaSite Xtra; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to ISV-502. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

EXHIBIT 99.1

CONTACT: InSite Vision
Investor Relations
Phone: 510-747-1220
Email: mail@insite.com or
Availe Communications
Media Inquiries:
Ellen Rose, 650-387-8746

Source: InSite Vision Incorporated